FOSTER WHEELER SUCCESSFULLY NEGOTIATES
                      EXTENSION OF TWO FINANCING FACILITIES


         HAMILTON, BERMUDA, March 8, 2002--Foster Wheeler Ltd. (NYSE: FWC) today announced that it has obtained an extension of its $50 million receivables sale arrangement through April 12, 2002 and has been taking steps to find a replacement for this facility.

         In addition, the company also received a forbearance of the exercise of any remedies from February 28, 2002 through April 15, 2002 from the required lenders under its $33 million lease financing facility, which facility matured on February 28, 2002. The company is actively pursuing the refinancing of its lease financing facility.

          The company's waiver on its revolving credit facility is in effect until April 15, 2002, subject to the continuing satisfaction of certain conditions.

         "The successful outcome of these negotiations is an important milestone," said Gilles A. Renaud, the company's senior vice president and chief financial officer. "It enables us to keep in place our current bank revolving credit facility until April 15, 2002 while we negotiate and structure new, long-term credit agreements."

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Note to Editors:

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

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